Exhibit 99.1

Rafael Files Registration Statement in Preparation for Spin-Off From IDT

Newark, NJ – November 1, 2017: IDT Corporation (NYSE: IDT) today announced that its wholly-owned subsidiary, Rafael Holdings, Inc. (Rafael), has filed a Form 10 Registration Statement with the Securities and Exchange Commission related to the planned spin-off of Rafael to IDT stockholders.

Rafael will own certain commercial real estate assets and interests in clinical and early stage pharmaceutical companies. The real estate holdings consist of IDT’s headquarters building and a public garage in Newark, New Jersey, an office/data center building in Piscataway, New Jersey and an office condominium in Israel that hosts offices for IDT and its affiliates. The pharmaceutical holdings include interests in Rafael Pharmaceuticals, Inc., which is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel.

“We are very excited to begin the process of spinning Rafael off to our stockholders,” said Howard Jonas, IDT’s Chairman. “We believe that there is significant value in the Rafael assets and separating them from IDT’s core telecom and payments operations will help unlock that value and permit both companies to better operate their businesses.”

The Rafael spin-off is intended to be tax-free to IDT’s shareholders.  Prior to consummation of the spin-off, IDT expects to receive a legal opinion as to the spin-off’s tax-free status.

In connection with the spin-off, each IDT stockholder will receive one share of Rafael Class A common stock for every two shares of IDT Class A common stock and one share of Rafael Class B common stock for every two shares of IDT Class B common stock. Upon completion of the spin-off, IDT stockholders as of the record date will hold 100 percent of Rafael.

As of October 31, 2017, there were approximately 1.6 million shares of IDT Class A common stock, and 23.3 million shares of IDT Class B common stock issued and outstanding.

No action is required by IDT stockholders to receive the shares of Rafael common stock.

The Form 10 and related materials, including an information statement, are available through the Securities and Exchange Commission’s website at: https://www.sec.gov/Archives/edgar/data/1713863/000121390017011145/0001213900-17-011145-index.htm

Rafael will apply to have the Rafael Class B common stock listed on NYSE American under the ticker symbol “RFL”. Shares of IDT Class B Common Stock will continue to trade on the New York Stock Exchange under the symbol “IDT”.

Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling IDT and Rafael common stock.

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About IDT Corporation:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship BOSS Revolution® and Net2Phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. For more information on IDT, visit www.idt.net.

About Rafael Holdings, Inc.:

Rafael will own certain commercial real estate assets and interests in clinical and early stage pharmaceutical companies. Rafael’s pharmaceutical holdings include IDT’s interests in Rafael Pharmaceuticals, Inc., which is a clinical stage, oncology-focused pharmaceutical company committed to the development and commercialization of therapies that exploit the metabolic differences between normal cells and cancer cells, and in Lipomedix Pharmaceuticals Ltd., an early stage pharmaceutical development company based in Israel. Its commercial real estate holdings consist of IDT Corporation’s headquarters facilities in Newark, New Jersey, an office/data center building in Piscataway, New Jersey and an office condominium in Israel that hosts offices for IDT and its affiliates.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838